Exhibit 4(h)

Amendment No. 3 to 1991 Employee Stock Purchase and Dividend Reinvestment Plan

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 3

TO

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN

The State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the “Plan”) is hereby amended pursuant to the following provisions.

1. Shares Subject to the Plan.

As of March 1, 1996, the total number of common shares available for sale under the Plan was 800,000. As a result of a 1996 3-for-2 stock split and a 1998 2-for-1 stock split, the total number of common shares available for sale under the Plan prior to the effective date of this amendment has been proportionately increased from 800,000 to 2,400,000 under Section XVI of the Plan.

In order to increase the number of common shares, without par value, available for sale under the Plan, the first sentence of Section VI of the Plan is hereby amended to read in its entirety as follows:

The total number of shares to be available under Section IX of the Plan is 3,400,000 common shares, without par value, of the Company (“Stock”) which may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares.

2. Effective Date; Construction.

The effective date of this amendment is May 1, 2007, and this amendment shall be deemed to be part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as expressly modified by this amendment, the Plan shall continue in full force and effect without change.

This amendment shall be submitted to the Company’s shareholders for their approval as soon as practicable but in no event later than 12 months after this amendment has been adopted by the Company’s board of directors. If this amendment is not approved by the Company’s shareholders within such 12 month period, this amendment shall automatically become null and void and have no further force or effect, and the Plan shall continue in effect without this amendment.